SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): June 23, 2003

                                   ----------


                                   KROLL INC.
             (Exact name of registrant as specified in its charter)



           Delaware                    000-21629                 13-4131019
 (State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
         incorporation)                                      Identification No.)



              900 Third Avenue
                 New York, NY                                          10022
    (Address of principal executive offices)                         (Zip code)


Registrant's telephone number, including area code:  (212) 593-1000

Item 5.     Other Events and Required Regulation FD Disclosure

      On June 23, 2003, Kroll Inc. (the "Company") entered into an agreement (the "Merger Agreement") to acquire Factual Data Corp. ("Factual Data").

      The Merger Agreement provides that a wholly owned subsidiary of the Company will be merged with and into Factual Data (the "Merger"), resulting in Factual Data becoming a wholly owned subsidiary of the Company. In the Merger, each share of outstanding Factual Data common stock will be converted into the right to receive $14.00 in cash plus a fraction of a share of the Company's common stock equal to the product of (x) one and (y) a fraction, the numerator of which is $3.50 and the denominator of which is the Average Stock Price (as defined in the Merger Agreement). If the Average Stock Price is equal to or greater than $29.15, each share of outstanding Factual Data common stock will be converted into the right to receive 0.1201 of one share of the Company's common stock. If the Average Stock Price is equal to or less than $23.85, each share of outstanding Factual Data common stock will be converted into the right to receive 0.1467 of one share of the Company's common stock; provided that if the Average Stock Price is less than $23.85 Factual Data has the right to terminate the Merger Agreement unless the Company agrees to an Exchange Ratio equal to $3.50 divided by the Average Stock Price.

      In addition, pursuant to the Merger Agreement, the Company will assume Factual Data's existing stock option plans. The total purchase price for the acquisition of Factual Data is expected to be approximately $115 million based on the number of shares of Factual Data common stock and Factual Data stock options outstanding as of June 23, 2002.

      The Merger is subject to customary closing conditions, including the approval of Factual Data's shareholders and certain regulatory approvals. The Boards of Directors of both companies have unanimously approved the Merger and the Merger Agreement. The proposed acquisition is expected to close in the third quarter of 2003.

      Eight shareholders of Factual Data, five of whom are also officers and/or directors of Factual Data, have entered into a voting agreement with the Company (the "Voting Agreement") in which they agreed to vote their shares of Factual Data common stock in favor of the Merger.

      The foregoing discussion is qualified by reference to the full text of the Merger Agreement and the Voting Agreement, which are filed as exhibits to this report on Form 8-K and are incorporated herein by reference in their entirety.

      Headquartered in Loveland, Colorado, Factual Data is a provider of a variety of customized information services that assist businesses across the United States in making mortgage lending, employment screening, resident screening, bulk loan acquisition and other critical business decisions.

      For the year ended December 31, 2002, Factual Data reported total revenue of $63.1 million, net income of $6.5 million and diluted earnings per share of $1.04, as compared to total revenue of $51.2 million, net income of $4.1 million and diluted earnings per share of $0.71 for the year ended December 31, 2001.

      For the quarter ended March 31, 2003, Factual Data reported total revenue of $21.0 million, net income of $2.9 million and diluted earnings per share of $0.47, as compared to total revenue of $13.5 million, net income of $1.3 million and diluted earnings per share of $0.21 for the quarter ended March 31, 2002.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits.

          (c)   Exhibits

      2.1 Agreement and Plan of Reorganization dated as of June 23, 2003, by and among Kroll Inc., Golden Mountain Acquisition Corporation and Factual Data Corp.

      2.2 Voting Agreement dated as of June 23, 2003 by and among Kroll Inc., Factual Data Corp. and the stockholders of Factual Data Corp. listed therein.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              KROLL INC.


                              By: /s/ Michael Petrullo
                                 -------------------------------
                                 Name:  Michael Petrullo
                                 Title: Chief Operating Officer



Date: June 30, 2003